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                                                                    EXHIBIT 4.22

                     JAMES HARDIE INDUSTRIES N.V. (SETTLOR)

              ASBESTOS INJURIES COMPENSATION FUND LIMITED (TRUSTEE)

                                   ----------

                                ASBESTOS INJURIES
                                COMPENSATION FUND
                         AMENDED AND RESTATED TRUST DEED

                                   ----------

                                 CONFORMED COPY

                           (ATANASKOVIC HARTNELL LOGO)
                      LAWYERS CORPORATE, FINANCE & TAXATION

                                    Level 10

                           Atanaskovic Hartnell House
                             75-85 Elizabeth Street
                                   Sydney NSW
                                 Australia 2000

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1.    DEFINITIONS AND INTERPRETATION                                          2
      1.1    DEFINITIONS                                                      2
      1.2    GENERAL INTERPRETATION                                          13
2.    APPOINTMENT AND DECLARATIONS OF TRUSTS, COMPRISING
      A CHARITABLE TRUST AND AN INCOME TRUST                                 14
      2.1    ACKNOWLEDGEMENT                                                 14
      2.2    ESTABLISHMENT OF THE COMPENSATION FUNDS AND APPOINTMENT         14
      2.3    ACCEPTANCE AND DECLARATIONS                                     14
      2.4    NAME AND LOCATION OF COMPENSATION FUNDS                         15
3.    CHARITABLE PURPOSE                                                     15
4.    INCOME                                                                 17
      4.1    TRUST OF INCOME                                                 17
      4.2    POWER IN RELATION TO INCOME                                     17
      4.3    DURATION OF TRUST OF INCOME                                     18
      4.4    MODE OF EXERCISE OF POWERS IN RELATION TO INCOME                18
      4.5    INTEREST OF LIABLE ENTITIES                                     18
      4.6    RIGHTS OF LIABLE ENTITIES TO INCOME                             19
      4.7    EXCLUSION BY TRUSTEE OF ANY PERSON FROM INCOME                  19
      4.8    EFFECT OF EXCLUSION                                             19
      4.9    ACCOUNTING PRINCIPLES                                           19
      4.10   NO TRUST OF ALLOCATED INCOME                                    20
      4.11   APPLICATION OF FINAL FUNDING AGREEMENT AND RELATED
             AGREEMENTS TO TRUST IN RESPECT OF INCOME                        20
5.    TRUSTEE                                                                21
      5.1    THE TRUSTEE                                                     21
      5.2    GENERAL POWERS OF THE TRUSTEE                                   21
      5.3    GENERAL ADMINISTRATION OF COMPENSATION FUND PROPERTY            21
      5.4    CONTROL OF LIABLE ENTITIES                                      24
      5.5    CONTRACTING AND INVESTING POWERS                                24
      5.6    POWERS OF DELEGATION AND APPOINTMENT                            27
      5.7    POWERS UNDER TRANSACTION LEGISLATION                            28
      5.8    LIMITATIONS ON POWERS OF THE TRUSTEE                            28
      5.9    EXERCISE OF DISCRETION                                          28
      5.10   COMPLIANCE WITH THE FINAL FUNDING AGREEMENT                     29
      5.11   TRUSTEE'S STANDARD OF DUTY                                      29
      5.12   RELIANCE ON ADVICE                                              29
      5.13   REMUNERATION                                                    29

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6.    LIABILITY                                                              30
7.    INDEMNITY AND INSURANCE                                                30
      7.1    INDEMNITY                                                       30
      7.2    INDEMNITY FOR EXERCISE OF VOTING RIGHTS                         31
      7.3    MAINTAIN INSURANCE                                              31
      7.4    NOT RENDER VOID                                                 31
8.    APPOINTMENT OF NEW TRUSTEE                                             32
      8.1    CONDITION PRECEDENT TO APPOINTMENT                              32
      8.2    TRUSTEE ACT, RELIANCE AND NOTICES                               32
      8.3    ACCEPTANCE OF ACCOUNTS AND DISCHARGE                            32
9.    THIRD PARTIES                                                          33
10.   FAILURE OF THE TRUSTEE AND TERMINATION OF THE COMPENSATION FUNDS       33
11.   AMENDMENTS                                                             34
12.   FINANCES OF THE FUND                                                   34
      12.1   ACCOUNTS AND APPROVED AUDITOR                                   34
      12.2   APPROVED ACTUARY                                                34
      12.3   ACCESS TO BOOKS AND RECORDS                                     34
      12.4   GENERAL REPORTING OBLIGATIONS                                   34
13.   ACTION BY THE TRUSTEE                                                  35
      13.1   ACTIONS THROUGH BOARD OF DIRECTORS                              35
      13.2   COMPLIANCE WITH TAX EXEMPTION                                   35
14.   CERTIFICATES                                                           35
15.   GOVERNING LAW                                                          35
16.   NO ENFORCEMENT BY THIRD PARTIES                                        36

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ASBESTOS INJURIES COMPENSATION FUND

AMENDED AND RESTATED TRUST DEED

DATE            14 December 2006

PARTIES    1.   JAMES HARDIE INDUSTRIES N.V. ARBN 097 829 895, a limited
                liability company incorporated in the Netherlands and having its registered office at Atrium, 8th floor, Strawinskylaan
                3077, 1077ZX Amsterdam, The Netherlands, (with its
                Australian registered office at Level 3, 22 Pitt Street,
                Sydney in the State of New South Wales) (the SETTLOR)

           2. ASBESTOS INJURIES COMPENSATION FUND LIMITED (ACN 117 363 461) a company limited by guarantee having its registered address at Level 3, 18-22 Pitt Street, Sydney, New South Wales, Australia (the TRUSTEE)

RECITALS   A.   This deed (which amends and restates the trust deed dated 7
                April 2006 entered into by the Settlor and the Trustee (the
                ORIGINAL DEED)) is entered into by the parties hereto in the context described in the following recitals (some of the expressions used in these recitals being defined in clause 1 of this deed).

           B. On 1 December 2005, JHINV, the NSW Government and the Performing Subsidiary entered into a long term funding agreement (ORIGINAL
                FFA) to provide for funding to be made available by JHINV and/or its subsidiaries to compensate, on the basis set out in the Final Funding Agreement, proven current and future Australian Claimants against the Liable Entities.

           C. In accordance with the Original FFA, on 7 April 2006 the Settlor executed the Original Deed.

           D. Also on 7 April 2006, the Settlor paid the Settled Sum to the Trustee and the Trustee agreed to be trustee and to hold the Settled Sum and other property on trust for the Charitable Purpose in accordance with the Original Deed.

           E. The Trustee executed a Deed of Accession on 8 June 2006 so as to become a party to the Original FFA and to give effect to the intention and agreement of the relevant parties referred to in the preceding paragraphs.

           F. Following a ruling from the Australian Taxation Office (ATO) in which the ATO expressed its view that the trust constituted by the Original Deed was not a charitable trust, the parties to the Original FFA considered (without conceding or considering the ATO's conclusion was or is correct at law) that the relevant condition precedent set out in the Original FFA was not satisfied. In order to achieve the purposes set out in the Original FFA, JHINV proposed an alternative arrangement be

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                                       -2-


                pursued, entailing the establishment of separate trusts in respect of the funding contributions and the income earned on those contributions, with the Trustee acting as common trustee of both trusts.

           G. On 21 November 2006, the parties to the Original FFA amended and restated the Original FFA, subject to certain conditions being satisfied (as amended, the FINAL FUNDING AGREEMENT).

           H. The Settlor and the Trustee, with the consent of the parties to the Final Funding Agreement as required under clause 10 of the Original Deed, have agreed to enter into this amended and restated trust deed to reflect the alternative arrangement described in Recital F above. However, for the avoidance of doubt the intention of the parties in entering into such an arrangement remains primarily the achievement of the purposes set out in Recital B of this deed and the Charitable Purpose described in clause 3 of this deed.

           I. It is the intention of the parties to the Final Funding Agreement that all of the issued shares in the Liable Entities will be transferred to the Trustee to hold on trust for the Charitable Purpose.

           J. The NSW Government has enacted the Amending Legislation, inter alia, to make certain consequential changes required to be made to the Transaction Legislation in the light of the alternative arrangement described in Recital F above.

IT IS AGREED as follows.

1.   DEFINITIONS AND INTERPRETATION

1.1  DEFINITIONS

     In this Deed (including the Recitals) unless the context requires otherwise, terms defined in the Final Funding Agreement or in the Transaction Legislation bear the same meaning in this Deed, and:

     ABN 60 means ABN 60 Pty Limited (ABN 60 000 009 263).

     Amaba means Amaba Pty Limited (ABN 98 000 387 342).

     Amaca means Amaca Pty Limited (ABN 49 000 035 512).

     Amending Legislation means the James Hardie Former Subsidiaries (Winding Up and Administration) (Trust Funds) Act.

     Annual Contribution Amount means the amount specified in clause 9.4 of the Final Funding Agreement.

     Annual Income means, in respect of each Financial Year, the Income derived in that Financial Year.

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                                       -3-


     Annual Payment means for each year, the payment to be made pursuant to clause 9.3 of the Final Funding Agreement.

     Appointee means any executive, director or employee of the Trustee appointed to the board of directors or any other governing body of an Investee.

     Appointor means each Person entitled to appoint one or more Directors.

     Approved Actuary means an actuarial firm which:

     (a) has been appointed in accordance with clause 5.15 of the Final Funding Agreement and which nominates a principal who is an approved actuary under the Insurance Act 1973 or who has qualifications under equivalent legislation of another relevant jurisdiction;

     (b) has relevant and substantive experience and expertise in Asbestos-related liability provisioning appropriate to undertake the determination referred to in clause 14.4 of the Final Funding Agreement;

     (c) has no interest or duty which conflicts or may conflict with his functions as contemplated under this deed as the Approved Actuary; and

     (d) is not affiliated with the accounting firm, performing the role of Approved Auditor during the term of the Approved Actuary's appointment,

     or, where the circumstances set out in clause 5.15(f) of the Final Funding Agreement apply, is determined in accordance with that clause.

     Approved Auditor means the auditor of the Trustee to be appointed by the Trustee in accordance with clause 5.12 of the Final Funding Agreement.

     Asbestos means the fibrous form of those mineral silicates that belong to the serpentine or amphibole groups of rock-forming minerals, including actinolite, amosite (brown asbestos), anthophyllite, chrysotile (white asbestos), crocidolite (blue asbestos) and tremolite.

     Asbestos Mining Activities has the meaning given in the Marlew Legislation.

     Audited Financial Statements means, in respect of a Person and a Financial Year the audited consolidated financial statements of that Person for that Financial Year prepared in accordance with the following generally accepted accounting principles (GAAP), consistently applied throughout that Financial Year:

     (a) where that Person is Listed at the time the relevant audit report is signed, the generally accepted accounting principles used in that Person's published financial reports; or

     (b) where that Person is not Listed at that time and paragraph (c) does not apply, US GAAP or such other GAAP as is commonly applied by multinational companies at that time in respect of their financial statements; or

     (c) where that Person is not Listed at that time and it and its subsidiaries operate wholly or predominantly in one jurisdiction, the generally accepted accounting principles of that jurisdiction.

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                                       -4-


     Australia has the meaning given in Section 17 of the Acts Interpretation Act 1901 (Cth), as in force at the date of this deed.

     Charitable Fund means the charitable trust established under the Original Deed, as amended by this Deed, and confirmed by Part 2 of the Transaction Legislation to carry out the Charitable Purpose.

     Charitable Fund Property means the assets referred to in clause 2.3(a).

     Charitable Purpose means the purpose set out in clause 3.

     Claimant means an individual (or legal personal representative of an individual) who makes a Personal Asbestos Claim or a Marlew Claim.

     Claims Legal Costs means all costs, charges, expenses and outgoings incurred or expected to be borne by the Trustee or the Liable Entities in respect of legal advisors, other advisors, experts, Court proceedings and other dispute resolution methods in connection with Personal Asbestos Claims and Marlew Claims but in all cases excluding any costs included as a component of calculating a Proven Claim.

     Claims Management Agreement means an agreement between the Trustee and a Liable Entity whereby the Liable Entity agrees that the Trustee or a Person designated by the Trustee will manage all claims against the Liable Entity in accordance with the provisions of this Deed, the Final Funding Agreement and the Transaction Legislation.

     Commencement Date has the meaning given to that term in clause 1 of the Final Funding Agreement.

     Commonwealth means the Commonwealth of Australia.

     Compensation Fund Property means the assets of the Compensation Funds, being both the Charitable Fund Property and the Discretionary Fund Property.

     Compensation Funds means the Charitable Fund and the Discretionary Fund.

     Compensation Funds Account means a bank account within New South Wales to be designated the "Compensation Funds Account" (referred to as the "Compensation Funds Account" in the Final Funding Agreement).

     Concurrent Wrongdoer in relation to a personal injury or death claim for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement), means a Person whose acts or omissions, together with the acts or omissions of one or more Liable Entities or Marlew or any member of the JHINV Group (whether or not together with any other Persons) caused, independently of each other or jointly, the damage or loss to another Person that is the subject of that claim.

     Constitution means the constitution of the Trustee.

     Constitutional Provisions means the clauses required to be included in the Constitution, as set out in the Schedule to this Deed.

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                                       -5-


     Contribution Claim means a cross-claim or other claim under common law or other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement):

     (a) for contribution by a Concurrent Wrongdoer against a Liable Entity or a member of the JHINV Group in relation to facts or circumstances which give rise to a right of a Person to make a Personal Asbestos Claim or a Marlew Claim; or

     (b) by another Person who is entitled under common law (including by way of contract) to be subrogated to such a first mentioned cross-claim or other claim,

     provided that any such claim of the kind described in clause 13.7 of the Final Funding Agreement shall be subject to the limits contained in that clause.

     Controlled Entity means, in respect of a Person, another Person in respect of which the first-mentioned Person is required to consolidate in its Audited Financial Statements but, in the case of JHINV, does not include any Liable Entity or the Trustee. For the avoidance of doubt, JHINV is not a Controlled Entity of JHINV.

     Corporations Act means the Corporations Act 2001 (Cth).

     Court means a court or tribunal in Australia having jurisdiction to hear and determine common law personal injury and death claims arising from exposure to Asbestos.

     Cross Guarantee means any guarantee or indemnity (or other covenant to secure satisfaction of any payment or obligation) given by a Controlled Entity of JHINV to secure satisfaction of any payment or obligation of any Controlled Entity of JHINV to a Lender which is entitled or becomes entitled to the benefit of the Intercreditor Deeds in accordance with clause 2.2 of that deed.

     Deed of Accession means a deed of accession in the form set out in Annexure 1 to the Final Funding Agreement.

     Director means a director of the Trustee appointed in accordance with clause 5 or clause 16.3 of the Final Funding Agreement.

     Discretionary Fund means the trust with respect to Income established pursuant to clause 4 of this deed.

     Discretionary Fund Property means the assets of the Discretionary Fund.

     Discretionary Settled Sum means the sum of $10.00.

     Excluded Marlew Claim means a Marlew Claim:

     (a) covered by the indemnities granted by the Minister of Mineral Resources under the deed between the Minister, Fuller Earthmoving Pty Limited and James Hardie Industries Limited dated 11 March 1996; or

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                                       -6-


     (b) by a current or former employee of Marlew in relation to an exposure to Asbestos in the course of such employment to the extent:

          (i) the loss is recoverable under a Worker's Compensation Scheme or Policy; or

          (ii) the Claimant is not unable to recover damages from a Marlew Joint Tortfeasor in accordance with the Marlew Legislation;

     (c) by an individual who was or is an employee of a person other than Marlew arising from exposure to Asbestos in the course of such employment by that other person where such loss is recoverable from that person or under a Worker's Compensation Scheme or Policy; or

     (d) in which another defendant (or its insurer) is a Marlew Joint Tortfeasor from whom the plaintiff is entitled to recover compensation in proceedings in the Dust Diseases Tribunal, and the Claimant is not unable to recover damages from that Marlew Joint Tortfeasor in accordance with the Marlew Legislation.

     Final Funding Agreement means the deed dated 21 November 2006 between JHINV, the Performing Subsidiary, the NSW Government and the Trustee which amended and restated the Original FFA.

     Final Payment means the payment referred to in clause 9.9 of the Final Funding Agreement.

     Financial Year means a year ending on 31 March, or if there is any change from time to time to the Financial Year of the JHINV Group, the twelve-month period as ends on the new end date adopted by JHINV except that the first such Financial Year after that change shall be a period of not less than six months and not greater than 18 months ending on the new end date.

     Funding Obligations means each obligation of the Performing Subsidiary to make a Funding Payment.

     Funding Payments mean:

     (a) the Initial Funding payable under clause 9.2 of the Final Funding Agreement (which, for the avoidance of doubt, includes the Additional Payment as defined therein);

     (b) the Annual Payments payable under clause 9.3 of the Final Funding Agreement; and

     (c) any Final Payment payable under clause 9.9 of the Final Funding Agreement,

     and Funding Payment means any of those payments.

     Income means any income, profit or gain which must be taken into account in determining the net income of the Compensation Funds for the purposes of the definition of "net income of the trust estate" in section 95 of the Tax Act.

     Income Beneficiary means each of:

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                                       -7-


     (a) the Liable Entities (but only on the basis that the Income is to be applied for the benefit of those entities, only in accordance with clause 4.2 and 4.6); and

     (b) subject to clause 4.4(c), the Trustee in its capacity as trustee of the Charitable Fund.

     Initial Funding has the meaning given to that term in clause 1 of the Final Funding Agreement.

     Insolvency Event means in respect of a Person, the occurrence in respect of that Person of any one or more events referred to in paragraphs (a) to (g) of the definition of "Insolvent".

     A Person is Insolvent if the Person:

     (a) admits in writing its inability to pay its debts as they become due (otherwise than as contemplated in clause 16.6 of the Final Funding Agreement);

     (b) was established under Dutch law and files a petition with any court in the Netherlands in relation to its bankruptcy (faillissement) or seeking an order for a suspension of payments (surseance van betaling);

     (c) files, or consents by answer or otherwise to the filing against it of, a petition for relief or insolvent reorganisation or insolvent arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, insolvent reorganisation, insolvent moratorium or other similar law of any jurisdiction (including, without limitation, a filing by the Person under Chapter 7 or Chapter 11 of the US Bankruptcy Code, provided that where the filing is a filing under Chapter 11 of that Code, the
          Person:

          (i) is at the time of filing unable to pay its debts generally as and when they become due; or

          (ii) in the case of JHINV, after it makes such a filing, fails to pay a JHINV Contribution or other amount under the JHINV Guarantee when such payment would (but for the moratorium granted as a result of that filing) have been due for 30 days after that due date and also provided that in any such filing under Chapter 11 of that Code a Person is Insolvent no later than the earliest date as of which creditors may vote on any matter or accept or reject a plan of reorganisation;

     (d)  makes an assignment for the benefit of its creditors generally;

     (e) consents to the appointment of a custodian (not being a nominee for the person), receiver, receiver and manager, trustee or other officer with similar powers with respect to it or with respect to a substantial part of its property;

     (f) consents to the appointment of an insolvency administrator or such an insolvency administrator is appointed and that appointment is not terminated within 28 days;

     (g) is adjudicated as insolvent or to be liquidated, in each case, by a court of competent jurisdiction; or
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                                       -8-


     (h)  is subject to a Wind-Up Event;

     and Insolvency has a corresponding meaning

     Intercreditor Deeds means the deeds substantially in the form set out in Annexures 7A and 7B to the Final Funding Agreement, as they may be amended with the agreement of JHINV and the NSW Government (in each case acting reasonably) as the result of the review by, and negotiations with, JHINV's existing bank Lenders.

     Investee means any entity in which the Fund has made or wishes to make an Investment.

     Investment means an investment by the Trustee.

     Irrevocable Power of Attorney means the deed in the form set out at Annexure 9 of the Final Funding Agreement.

     JHINV means James Hardie Industries NV (ARBN 097 829 895) incorporated in the Netherlands and having its registered office at Atrium, Unit 04-07, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands (with its Australian principal office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales).

     JHINV Contributions means the payments to be made by JHINV or the Performing Subsidiary under clause 9 of the Final Funding Agreement.

     JHINV Group means JHINV and its Controlled Entities from time to time, excluding the Trustee and any of the Liable Entities, if they are or become such Controlled Entities.

     JHINV Guarantee means the deed set out in the form of Annexure 5 of the Final Funding Agreement.

     Liable Entities means Amaca, Amaba and ABN 60.

     Marlew means the company registered under the Corporations Act as Marlew Mining Pty Limited (ACN 000 049 650) that was formerly called Asbestos Mines Pty Limited and includes any successor to or continuation of that company.

     Marlew Claim means, subject to clause 13.7 of the Final Funding Agreement, a claim which satisfies one of the following paragraphs and which is not an Excluded Marlew Claim:

     (a) any present or future personal injury or death claim by an individual or the legal personal representative of an individual for damages under common law or other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement) which:

          (i) arose or arises from exposure to Asbestos in the Baryulgil region from Asbestos Mining Activities at Baryulgil conducted by Marlew, provided that:

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                                       -9-


               (A) the individual's exposure to Asbestos occurred wholly within Australia; or

               (B) where the individual has been exposed to Asbestos both within and outside Australia, the amount of damages included in the Marlew Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Marlew Claim which occurred in Australia;

          (ii) is commenced in New South Wales in the Dust Diseases Tribunal;
               and

          (ii) is or could have been made against Marlew had Marlew not been in external administration or wound up, or could be made against Marlew on the assumption (other than as contemplated under the Marlew legislation) that Marlew will not be in the future in external administration;

     (b) any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual's death, would have been entitled to bring a claim of the kind described in paragraph (a); or

     (c) a Contribution Claim relating to a claim described in paragraphs (a) or (b).

     Marlew Joint Tortfeasor means any Person who is or would be jointly and severally liable with Marlew in respect of a Marlew Claim, had Marlew not been in external administration or wound up, or on the assumption other than as contemplated in the Marlew legislation that Marlew will not in the future, be in external administration or wound up.

     Marlew legislation means the legislation set out in Part 4 of the First Release Bill as defined in the FFA.

     Net Income means the net income of either the Charitable Fund or the Discretionary Fund (as the case may be) for the purposes of the definition of "net income of the trust estate" in section 95 of the Tax Act.

     NSW Government means the State of New South Wales.

     NSW Government Auditor means an auditor engaged in accordance with and for the purposes set out in clause 5.13 of the Final Funding Agreement.

     Operating Expenses means the reasonable operating costs, expenses and Taxes of the Trustee or Liable Entities of conducting the activities referred to in clause 4.2 of the Final Funding Agreement but excludes any Claims Legal Costs.

     Original Deed has the meaning given in the Recitals to this deed.

     Original FFA has the meaning given in Recital A.

     Other Government has the meaning given in the Final Funding Agreement.

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                                      -10-


     Payable Liability means:

     (a) any Proven Claim (whether arising before or after the date of this deed);

     (b)  Operating Expenses;

     (c)  Claims Legal Costs;

     (d) any liability of a Liable Entity to the Trustee, however arising, in respect of any amounts paid by the Trustee in respect of any liability or otherwise on behalf of the Liable Entity;

     (e) any pre-commencement claim (as defined in the Transaction Legislation) against a Liable Entity;

     (f) if regulations are made pursuant to section 30 of the Transaction Legislation and if and to the extent the Trustee and JHINV notify the NSW Government that any such liability is to be included in the scope of Payable Liability, any liability of a Liable Entity to pay amounts received by it from an insurer in respect of a liability to a third party incurred by it for which it is or was insured under a contract of insurance entered into before the date on which the Transaction Legislation receives the Royal Assent; and

     (g) Recoveries within the meaning and subject to the limits set out in clause 13.7 of the Final Funding Agreement,

     but in the cases of paragraphs (a), (c) and (e) excludes any such liabilities or claims to the extent that they have been recovered or are recoverable under a Worker's Compensation Scheme or Policy.

     Performing Subsidiary means James Hardie 117 Pty Limited (formerly known as LGTDD Pty Limited) or, if a subsidiary of JHINV other than that entity is nominated under clause 6.2 of the Final Funding Agreement to perform the obligations described in clauses 6 and 9 of the Final Funding Agreement and each of JHINV and that subsidiary has complied with clause 6.2 of the Final Funding Agreement, that subsidiary.

     Person includes any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

     Personal Asbestos Claim means subject to clause 13.7 of the Final Funding
     Agreement:

     (a) any present or future personal injury or death claim by an individual or the legal personal representative of an individual, for damages under common law or under other law (disregarding any law which comes into force in breach of clause 13 of the Final Funding Agreement and which breach has been notified to the NSW Government under clause 16.5 of the Final Funding Agreement) which:

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                                      -11-


          (i) arises from exposure to Asbestos occurring in Australia, provided that:

               (A) the individual's exposure to Asbestos occurred wholly within Australia; or

               (B) where the individual has been exposed to Asbestos both within and outside Australia, damages included in the Personal Asbestos Claim shall be limited to the amount attributable to the proportion of the exposure which caused or contributed to the loss or damage giving rise to the Personal Asbestos Claim which occurred in Australia;

          (ii) is made in proceedings in an Australian court or tribunal; and

          is made against all or any of the Liable Entities or any member of the JHINV Group from time to time;

     (b) any claim made under compensation to relatives legislation by a relative of a deceased individual (or personal representative of such a relative) or (where permitted by law) the legal personal representative of a deceased individual in each case where the individual, but for such individual's death, would have been entitled to bring a claim of the kind described in paragraph (a); or

     (c) a Contribution Claim made in relation to a claim described in paragraph (a) or (b),

     but in each case excludes any Marlew Claim and any other claim to the extent they have been recovered or are recoverable under a Worker's Compensation Scheme or Policy.

     Power means a power, right, authority, discretion or remedy which is conferred on the Trustee:

     (a)  by this Deed;

     (b)  by the Final Funding Agreement;

     (c)  by the Constitution; or

     (d) by the Transaction Legislation or any other law of the State of New South Wales as amended from time to time.

     Proven Claim means any Personal Asbestos Claim or Marlew Claim in respect of which final judgment has been given against, or a binding settlement has been entered into by a Liable Entity or any member of the JHINV Group from time to time, and in each case, to the extent to which that entity incurs liability under that judgment or settlement (including any interest, costs or damages to be borne by a Liable Entity or the relevant member of the JHINV Group pursuant to such judgment or settlement).

     Related Agreements means documents ancillary to the Final Funding Agreement which are listed in Schedule 1 to the Final Funding Agreement.

     Release Legislation has the meaning given to that term in clause 1 of the Final Funding Agreement.

     Securities has the meaning set out in the Corporations Act.

     Settled Sum means ten dollars ($10).

     Settled Sums means the Settled Sum and the Discretionary Settled Sum.

     Single Claims Manager means in respect of any legal proceedings which involve a Personal Asbestos Claim and one or more Concurrent Claims, the party responsible for managing and resolving the Personal Asbestos Claim and the claims against at least one other party, including a single claims manager within the meaning of the Dust Diseases Tribunal Amendment (Claims Resolution) Act 2005.

     Special Default means a breach or default of a kind described in clause
     16.2 of the Final Funding Agreement.

     SPF Funded Liability means:

     (a)  only those liabilities described in paragraphs (a), (b), (c), (e) and
          (g) of the definition of "Payable Liability" and excludes the liabilities described in paragraph (d) or (f) of the definition of "Payable Liability"; and

     (b) a claim or category of claim which JHINV and the NSW Government agree in writing is a "SPF Funded Liability" or a category of "SPF Funded Liability".

     Tax Act means the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 (Cth).

     Termination Date means the earlier to occur of:

     (a) the eightieth (80th) anniversary of the date on which this Deed was executed; and

     (b)  the date on which the Final Funding Agreement is terminated.

     Transaction Legislation has the meaning given to it in the Final Funding Agreement.

     Trusts Act means the Charitable Trusts Act 1993.

     Trustee Board means the board of Directors.

     Trustee Act means the Trustee Act 1925 (NSW).

     Wind-Up or Reconstruction Amount has the meaning given to it in the Final Funding Agreement.

     Worker's Compensation Scheme or Policy means any of the following:

     (a) any worker's compensation scheme established by any law of the Commonwealth or of any State or Territory of Australia;

     (b) any fund established to cover liabilities under insurance policies upon the actual or prospective insolvency of the insurer (including without limitation the Insurer Guarantee Fund established under the Worker's Compensation Act 1987 (NSW)); and

     (c)  any policy of insurance issued under or pursuant to such a scheme.

1.2  GENERAL INTERPRETATION

     Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise.

     (a)  The singular includes the plural and the converse.

     (b)  A gender includes all genders.

     (c) Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

     (d) A reference to a person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

     (e) A reference to a clause, annexure, schedule or exhibit is a reference to a clause of, or annexure, schedule or exhibit to, this Deed.

     (f) A reference to a party to this Deed or another agreement or document includes the party's successors and permitted substitutes or assigns.

     (g) A reference to an agreement includes any amendment, variation or substitution of that agreement from time to time.

     (h) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

     (i) A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

     (j) A reference to conduct includes an omission, statement or undertaking, whether or not in writing.

     (k) Mentioning anything after include, includes or including does not limit what else might be included.

     (l) A reference in this Deed to a Power is to be construed without limitation to any other Power also mentioned in this Deed.

     (m) A reference to an asset includes any real or personal, present or future, tangible or intangible property or asset and any right, interest, revenue or benefit in, under or derived from the property or asset.

     (n) Any term not otherwise defined in this Deed, the Final Funding Agreement or the Transaction Legislation has the meaning given in the Corporations Act.

2.   APPOINTMENT AND DECLARATIONS OF TRUSTS

2.1  ACKNOWLEDGEMENT

     (a) The Trustee acknowledges receipt of the Settled Sum from the Settlor prior to the execution of the Original Deed.

     (b) The Trustee acknowledges receipt of the Discretionary Settled Sum from the Settlor prior to the execution of this deed.

2.2  ESTABLISHMENT OF THE COMPENSATION FUNDS AND APPOINTMENT

     (a) The Charitable Fund was established by and upon the execution of the Original Deed.

     (b) The Settlor appointed the Trustee, and the Trustee accepted the appointment, as trustee of the Charitable Fund to hold the Charitable Fund Property on the trust set out in clause 3.

     (c) The Settlor appoints the Trustee and the Trustee accepts appointment as Trustee of the Discretionary Fund to hold the Discretionary Fund Property on the trust set out in clause 4.

2.3  ACCEPTANCE AND DECLARATIONS

     The Trustee declares that it holds and will hold:

     (a)  on trust for the Charitable Purpose:

          (i)  the Settled Sum;

          (ii) the benefit of the Funding Obligations and the obligation of the Performing Subsidiary (if applicable) to pay the Wind-Up or Reconstruction Amount in accordance with clause 10 of the Final Funding Agreement, the JHINV Guarantee and each of JHINV's covenants and obligations under the Final Funding Agreement and the Related Agreements to ensure the payment by the JHINV Group of the JHINV Contributions under the Final Funding Agreement and any Cross Guarantee given pursuant to clause 15.7 of the Final Funding Agreement, and the right to enforce the same, and all payments received pursuant thereto, as may be required from time to time;

          (iii) the Compensation Funds Account and all money, Investments or other assets which the Trustee acquires as Trustee of the Compensation Funds (other than to the extent any of them comprise Income forming part of the Discretionary Fund, except to the extent it has been applied or distributed to the Trustee in its capacity as Trustee of the Charitable Fund under clause 4.1);

          (iv) all proceeds of the above (other than to the extent any of them comprise Income forming part of the Discretionary Fund except to the extent it has been applied or distributed to the Trustee in its capacity as Trustee of the Charitable Fund under clause 4.1);

          (v)   the shares in the Liable Entities; and

          (vi) any asset or property of a Liable Entity which is transferred to the Trustee pursuant to the Transaction Legislation.

     (b) the Discretionary Settled Sum and all Income derived on Compensation Fund Property on the trust described in clause 4 of this deed.

2.4  NAME AND LOCATION OF COMPENSATION FUNDS

     (a) The Compensation Funds are to be known as the Asbestos Injuries Compensation Fund.

     (b) If any property is transferred or any interest is given to the Trustee to hold as Charitable Fund Property, that property or interest may be transferred or given by referring to the Charitable Fund by its name or to the Trustee by its name.

     (c) The Trustee must procure that the principal place of business of the Compensation Funds is maintained at all times in New South Wales.

3.   CHARITABLE PURPOSE

The Charitable Fund shall exist and be maintained by the Trustee, and the Charitable Fund Property must be maintained and applied by the Trustee, for:

3.1 the principal purpose of receiving and providing funding for the payment and paying of Payable Liabilities and providing services with respect to the management and resolution of Payable Liabilities; and

3.2  the following additional purposes which are for the Trustee to:

     (a) hold the benefit of the Funding Obligations and the obligation of the Performing Subsidiary (if applicable) to pay the Wind-Up or Reconstruction Amount in accordance with clause 10 of the Final Funding Agreement, the JHINV Guarantee, and the covenants and obligations of JHINV under the Final Funding Agreement and the Related Agreements to ensure the payment by the JHINV Group of the JHINV Contributions under the Final Funding Agreement and any Cross Guarantee given pursuant to clause 15.7 of the Final Funding Agreement, and enforce the same as may be required from time to time;

     (b) be the creditor of the Performing Subsidiary and JHINV for payments (whether actually or contingently) due and payable to the Trustee under the Final Funding Agreement and receive and give a proper receipt for such amounts;

     (c) manage itself or through one or more of the Liable Entities or otherwise cause to be managed, the response to all Payable Liabilities for itself or for or on behalf of the Liable Entities, including by entry into Claims Management Agreement with the Liable Entities (and in respect of Payable Liabilities which are not SPF Funded Liabilities, on the basis that the Liable Entities must bear the full cost and all liabilities associated with such claims);

     (d) provide management services to each Liable Entity in connection with the winding up of the Liable Entity including exercising all powers conferred on it by the Transaction Legislation;

     (e) subject to it having the necessary funds to do so and clause 9.15 of the Final Funding Agreement, pay in accordance with and subject to clause 4.7 of the Final Funding Agreement and the provisions of the Transaction Legislation, the SPF Funded Liabilities itself or through one or more of the Liable Entities, and in each case for itself or for or on behalf of the Liable Entities as the Trustee may in its discretion determine;

     (f) use its best endeavours to achieve all available legal and administrative cost savings in relation to:

          (i) the process for handling the response to Personal Asbestos Claims and Marlew Claims;

          (ii) Court proceedings dealing with apportionment of damages in relation to Personal Asbestos Claims and Marlew Claims; and

          (iii) exercising rights of recovery.

     (g) review and implement legal and administrative cost savings in the claims management process on a continuing basis both in relation to the process for settling Personal Asbestos Claims and Marlew Claims and the process generally applicable in relation to Personal Asbestos Claims and Marlew Claims, including reducing Claims Legal Costs;

     (h)  invest the assets contributed to or received by the Trustee;

     (i)  use its best endeavours to:

          (i)   recover;

          (ii)  procure that each Liable Entity recover; and

          (iii) exercise or procure the exercise of rights subrogated from any Claimant to recover,

          amounts paid or liabilities incurred with respect to any Personal Asbestos Claims, Marlew Claims or any other Payable Liabilities from insurers, reinsurers and other parties who may have contributed to the loss relating to such claims;

     (j) generally do all things necessary and convenient for the purposes of handling and finalising Payable Liabilities for itself or for and on behalf of the Liable Entities (provided that nothing in the Final Funding Agreement shall require the Trustee to incur any liability or pay any amount with respect to a liability which is not a SPF Funded Liability);

     (k) as provided by the Transaction Legislation or to the extent otherwise entitled to do so, be subrogated to the rights of the Claimants against the Liable Entities and Marlew or any other persons in relation to any Payable Liability settled or met by the Trustee; and

     (l) be authorised and permitted to negotiate with Claimants and at its discretion procure that the relevant Liable Entity enter into binding settlements in relation to (including without limitation compromises of Payable Liabilities).

4.   INCOME

4.1  TRUST OF INCOME

     The Trustee holds the Annual Income of the Compensation Funds for each Financial Year on trust:

     (a) for any Income Beneficiary for whose benefit the Trustee has in its discretion applied any or all of the Annual Income in accordance with clause 4.2; and

     (b) if at the end of the Financial Year not all of the Annual Income of that Financial Year has been applied in favour of one or more Income Beneficiaries in accordance with clause 4.1(a), the remainder of that Annual Income shall be distributed to the Trustee in its capacity as trustee of the Charitable Fund, and shall be added to and will immediately form part of the Charitable Fund Property.

4.2  POWER IN RELATION TO INCOME

     (a) The Trustee covenants in favour of the Settlor to exercise its discretions pursuant to this clause 4 to ensure, to the extent possible and having regard to the information available to it, that there will be no amount of the Net Income of the Compensation Funds of a Financial Year which is not included in the assessable income of one or more Income Beneficiaries during that Financial Year.

     (b) In determining how the Annual Income is to be applied, the Trustee may in its absolute discretion, but subject to clause 4.2(a) and the remainder of this clause 4, apply some or all of the Annual Income for a Financial Year for the benefit of any one or more of the Income
          Beneficiaries:

          (i)   by paying a Payable Liability of that Income Beneficiary;

          (ii)  to the exclusion of any one or more of them;

          (iii) in any shares or proportions; and

          (iv)  at any time,

          and the Annual Income or part so applied may be Income derived in any particular manner or from a particular source or having a particular character under the Tax Act or otherwise.

     (c)  The Trustee is hereby authorised to:

          (i) pay out of the Annual Income of the Compensation Funds, all Operating Expenses which are deductible against the Income of the Compensation Funds; and

          (ii) pay out of the Charitable Fund Property any deductible or non-deductible Operating Expenses.

4.3  DURATION OF TRUST OF INCOME

     The trust with respect to the Income of the Fund commences on execution of this deed and expires on the Termination Date.

4.4  MODE OF EXERCISE OF POWERS IN RELATION TO INCOME

     The Trustee may:

     (a) only exercise its powers under this clause 4 in writing and not orally;

     (b) at its discretion, apply Annual Income of any Financial Year in favour of an Income Beneficiary which is a Liable Entity, solely by paying some or all of the Annual Income in discharge of a Payable Liability of the Liable Entity;

     (c) at its discretion, apply Annual Income of any Financial Year in discharging all or any of the Operating Expenses whenever arising;

     (d) only exercise its powers under this clause 4 at any time during the Financial Year to which the Annual Income relates; and

     (e) not delegate to any person the exercise of any of its powers under this clause 4 except as permitted under clause 5.6.

4.5  INTEREST OF LIABLE ENTITIES

     To the maximum extent permitted by law, the interests at any time of the Liable Entities in the Annual Income in each Financial Year are limited such that the Liable Entities, whether individually or together:

     (a) have no equitable interest in the Discretionary Fund (or any part of it, including the Income and the Discretionary Fund Property);

     (b) are not beneficial owners of the Discretionary Fund (or any part of it, including the Income and the Discretionary Fund Property); and

     (c) have no right whatsoever to require the transfer of any property from time to time forming part of the Income (or any other Discretionary Fund Property) to any or all of the Liable Entities or as they direct;

     (d) have no right to seek to wind up any part of the Discretionary Fund, whether in respect of the Income (or any part of it) or the Discretionary Fund Property; and

     (e) only have the right to require the terms of this deed to the extent they govern or apply to the Discretionary Fund to be observed by the Trustee and to be considered by the Trustee (according to the terms of this deed) as an object of the exercise of its discretions under clause 4.2.

4.6  RIGHTS OF LIABLE ENTITIES TO INCOME

     Notwithstanding that the Trustee may apply any Annual Income for the benefit of a Liable Entity by paying one or more Payable Liabilities of that Liable Entity, no Liable Entity shall have any rights to:

     (a) require the Trustee to pay or apply any Annual Income in any manner, including any Annual Income which has been applied for the benefit of that Liable Entity;

     (b) require the Trustee to pay any such amount to or for the benefit of the Liable Entity; or

     (c) have any beneficial or equitable interests in the moneys or property applied by the Trustee or in any of the Discretionary Fund Property or the Income of the Discretionary Fund.

4.7  EXCLUSION BY TRUSTEE OF ANY PERSON FROM INCOME

     The Trustee may in its absolute discretion and by an instrument in writing, revocably or irrevocably exclude any person from benefiting under any provisions of this clause 4.

4.8  EFFECT OF EXCLUSION

     Where a person is excluded by the Trustee under clause 4.7, that person ceases from that time to be a person entitled to be appointed under clause
     4.2 in relation to, or entitled under any other provision of this clause 4, to any of the relevant Annual Income but otherwise remains an Income Beneficiary.

4.9  ACCOUNTING PRINCIPLES

     The accounts of the Compensation Funds prepared by the Trustee must be prepared in accordance with the following principles, unless the Trustee determines otherwise with the prior written consent of the parties to the Final Funding Agreement:

     (a) the net income as shown in the financial statements for the Discretionary Fund for each Financial Year is to be the same amount as the Annual Income of the Compensation Funds for that Financial Year, less the costs, outgoings and expenses incurred by the Trustee which are deductible for the purposes of the Tax Act;

     (b) to the maximum extent permitted by law, any receivable or any expenses may be allocated to or deducted from, as the case may be, the Income of a particular Financial Year which the Trustee in its absolute discretion determines. Without limitation to the foregoing, for this purpose the Trustee may in its discretion treat an amount as a receivable in a Financial Year where the amount represents the capital proceeds under the Tax Act of a CGT event occurring in that Financial Year as determined under the Tax Act;

     (c) any rebate or deduction available to the Trustee or to any Income Beneficiary for the purpose of the Tax Act may be treated as an amount received or derived or as an expense incurred by the Compensation Funds even if under the principles of law usually applied to trust funds no amount or a different amount would have been received or derived or no, or a different, expense incurred (to the extent such principles may be lawfully excluded);

     (d) to the maximum extent permitted by law, income derived during the Financial Year in any particular manner or from any particular source or having a particular character under the Tax Act or otherwise, including for example and without limitation:

          (i)   capital profits or gains;

          (ii) dividends wholly or partly franked under the Tax Act with or without any amount deemed by the Tax Act to attach to those dividends;

          (iii) dividends unfranked under the Tax Act;

          (iv)  interest;

          (v)   foreign source income as defined in the Tax Act;

          (vi)  exempt income as defined in the Tax Act; or

          (vii) any other type of income or gain,

          may be separately classified or separately accounted for, with or without attributable expenses, and may be separately allocated to any Income Beneficiary.

4.10 NO TRUST OF ALLOCATED INCOME

     The allocation of Income in an accounting entry or resolution of the Trustee shall not create any trust or other entitlement of any Liable Entity with respect to the Income allocated in that manner. Until payment of Income by the Trustee, the Trustee shall not hold any of the Income for any Financial Year on any trust for any particular Liable Entity, which shall only be taken to be (or to be deemed to be) entitled to such Income to the extent to which the Trustee has paid out such Income for the benefit of that Liable Entity in accordance with this clause 4.

4.11 APPLICATION OF FINAL FUNDING AGREEMENT AND RELATED AGREEMENTS TO TRUST IN RESPECT OF INCOME

     Except to the extent expressly specified otherwise in any Transaction Documentation (including without limitation this deed):

     (a) the Trustee shall administer the Discretionary Fund in the same manner as it administers the Charitable Fund; and

     (b) in the event of any conflict as between the Charitable Purpose and the interests of the beneficiaries of the Discretionary Fund, the Trustee shall prefer that course of action which:

          (i) does not create an entitlement of any Liable Entity to receive any monies directly or to direct the Trustee as to the disposition of any monies and which does not expose any such moneys to payment of creditors otherwise than as provided in the Transaction Legislation;

          (ii) subject to paragraph (i), maximises the funds available to be paid towards SPF Funded Liabilities;

          (iii) subject to paragraphs (i) and (ii), is more consistent with, or which best facilitates the achievement of, the Charitable Purpose.

5.   TRUSTEE

5.1  THE TRUSTEE

     The Trustee must at all times ensure that it:

     (a)  is a company registered under the Corporations Act that is taken under section 119A of that Act to be registered in New South Wales;

     (b)  is a resident of New South Wales;

     (c)  includes within its Constitution the Constitutional Provisions; and

     (d) does not accept appointment, or act, as a trustee of any fund or trust other than the Compensation Funds, or carry on any business, except to the extent necessary for the Trustee to perform its functions under this Deed and under the Transaction Legislation.

5.2  GENERAL POWERS OF THE TRUSTEE

     Subject to this Deed, the Trustee has all the powers, privileges and other incidents of ownership or possession over and in respect of the Charitable Fund Property and the Income that it is possible under the law to confer on a trustee and as though it were the absolute owner of the Charitable Fund Property and Income and acting in its personal capacity.

5.3  GENERAL ADMINISTRATION OF COMPENSATION FUND PROPERTY

     The Compensation Fund Property must be held and administered by the Trustee in the following manner:

     (a) The Trustee must open or arrange the opening of the Compensation Fund Account.

     (b) The Compensation Funds Account is to be in addition to any other bank account maintained by the Trustee.

     (c) The Trustee shall be entitled to intermingle both Charitable Fund Property and Discretionary Fund Property in the Compensation Funds Account.

     (d) The Trustee must pay or credit to the Compensation Funds Account all of the following moneys promptly upon receipt by the Trustee:

          (i) all monetary gifts and donations received by the Trustee (including the Settled Sums);

          (ii)  the Funding Payments;

          (iii) all interest earned on the monies in the Compensation Funds Account; and

          (iv) all monies derived from property given or transferred to or acquired by the Fund or from rights conferred upon the Trustee.

     (e) No other monies will be paid or credited to the Compensation Funds Account.

     (f)  The Compensation Funds Account will be managed by the Trustee Board.

     (g) The Charitable Fund Property and the Discretionary Fund Property must at all times be clearly identifiable as property of the Trustee and:

          (i)   must be held separately from all other assets of the Trustee;

          (ii) the Charitable Fund Property and the Discretionary Fund Property held in the Compensation Funds Account must each be able to be ascertained and distinguished from each other,

          and if requested in writing by the Settlor or the NSW Government, the Trustee must provide details of the extent to which the amount standing to the credit of the Compensation Funds Account at any particular time comprises Charitable Fund Property or Discretionary Fund Property.

     (h) The Charitable Fund Property may only be dealt with and applied by the Trustee in connection with or in furtherance of the Charitable Purpose or for the purpose of deriving Income on the Charitable Fund Property in the manner required or permitted by this deed, the Final Funding Agreement, the Transaction Legislation and the general law.

5.4  CONTROL OF LIABLE ENTITIES

     The Trustee is not required to carry out the functions referred to in clauses 3.2(c), (e), (i) (ii), (j) and (l) in relation to a Liable Entity unless that Liable Entity is under the control or direction of the Trustee.

5.5  CONTRACTING AND INVESTING POWERS

     To the extent permitted by law, the Trustee in its capacity as Trustee of the Compensation Funds has power to do (or in its capacity as trustee of the Charitable Fund, to cause the Liable Entities to do) any of the following:

     (a) invest in shares, stock, bonds, cash deposits, notes, debentures, units, rights to profit or any other security (including, but without limitation, whether convertible, redeemable, preferred, deferred or partly paid, with or without any right, title or interest in or to such security including an option or a right to subscribe) including making contributions in respect thereof;

     (b) realise, vary or exchange any Investment and add any Investment to the Compensation Fund Property;

     (c) subject to clause 7.2, exercise any voting rights attaching to Investments forming part of the Compensation Fund Property in such manner as the Trustee thinks fit;

     (d) appoint any of its executives, directors or employees (each an APPOINTEE) to the board of directors or other governing body of an Investee, provided that fees earned by any Appointee shall be income of the Trustee and form part of the Compensation Fund Property;

     (e) possess, sell, exchange, transfer, mortgage, pledge or otherwise dispose of, encumber or deal in the assets of the Compensation Funds for cash, shares, stock, Securities or other property of any nature (whether real or personal) or any combination of them on such terms and conditions as may be determined by the Trustee (for the avoidance of doubt, the Trustee has the power to provide warranties in relation to the sale of any Investment);

     (f) borrow money or Securities either bearing or free of interest, with or without security, and by way of loan, debenture, bill of exchange or otherwise on such terms and conditions as the Trustee, in its absolute discretion thinks fit, or guarantee loans or other extensions of credit;

     (g) make loans or provide other financial accommodation to Investees, or give guarantees for the benefit of Investees or other Persons as a necessary or integral part of an Investment;

     (h) institute, prosecute and compromise legal proceedings to secure compliance with this Deed or any other right which the Trustee has as Trustee of the Fund and enforce any debt or liability owed to the Trustee as Trustee of the Fund (or to which the Trustee is subrogated) including by issuing any statutory or other demand, instituting, prosecuting and compromising any legal proceedings, and lodging a proof of debt or claim in relation to, or as a consequence of, the Insolvency of any Person;

     (i) pursue and compromise any claim held by the Trustee or to which the Trustee is subrogated to any insurer or reinsurer;

     (j) pay all outgoings and expenses connected with the Compensation Funds or this Deed (including all fees payable to Agents and/or attorneys appointed under clause 5.6) and, subject to clause 5.3, conduct such bank account or accounts of the Fund as the Trustee thinks fit;

     (k) give receipts and discharges in the name of the Compensation Funds for any moneys received on behalf of the Trustee;

     (l) either alone or jointly with any other Person, guarantee, give any indemnity in respect of or become liable for or (whether or not any such guarantee has been given) mortgage or charge the Compensation Fund Property or any part of it as security for the payment of money, with or without interest (including money payable or to become payable under a fluctuating overdraft) or for the performance of any obligations by any Person and without limitation, for the purpose of securing the payment of any moneys or the performance of any obligations for which the Trustee has become or may become liable under or by virtue of any guarantee, indemnity, option or other contract entered into by the Trustee;

     (m) draw, endorse, discount, sell, purchase and otherwise deal with bills of exchange, commercial bills, promissory notes, other negotiable instruments or certificates of deposit, debentures, notes or any other financial instruments either alone or jointly but so that the total of the moneys for the time being the subject of liability on the part of the Trustee whether as drawer, acceptor or endorser of any and all such instruments and whether alone or jointly or severally with other persons are deemed to be liabilities of the Compensation Funds for all purposes, and any reference in this clause to the "Trustee" shall include a reference to each Liable Entity;

     (n)  maintain and repair the Compensation Fund Property;

     (o)  develop, improve or vary the Compensation Fund Property in any way;

     (p) insure the Compensation Fund Property or any Income thereon for any amount against any risk;

     (q) pay expenses and outgoings (including taxes) incurred on the Compensation Fund Property or Income out of the Compensation Fund Property or Income;

     (r)  lease Compensation Fund Property at any rent and on any terms;

     (s) add to the Charitable Fund Property any part of the Income distributed by the Trustee in its capacity as trustee of the Discretionary Fund pursuant to clause 4.1(b);

     (t) solicit and receive as additions to the Compensation Fund Property gifts and benefactions of any kind whether inter vivos or testamentary; and

     (u) take any action it thinks fit for the adequate protection of the Compensation Fund Property or Income thereon and do all things incidental to the exercise of any powers conferred on the Trustee by this Deed;

     (v) enter into Claims Management Agreements with the Liable Entities (and in respect of Payable Liabilities which are not SPF Funded Liabilities), on the basis that the Liable Entities must bear the full cost and all liabilities associated with such claims; and

     (w)  accept appointment and act as a Single Claims Manager,

     and for the avoidance of doubt, the Trustee may, subject to clause 5.11, make investment decisions which do not result in a guaranteed return of either capital or income, where the Trustee considers it necessary or appropriate to do so.

5.6  POWERS OF DELEGATION AND APPOINTMENT

     The Trustee may:

     (a) authorise any person to act as its agent or delegate (in the case of a joint appointment, jointly and severally) to provide advice, hold title to any Compensation Fund Property, perform any act or exercise any discretion within the Trustee's power, including without limitation the power to appoint in turn its own agent or delegate and in particular the power to enter into the Irrevocable Power of Attorney;

     (b) include in the authorisation provisions to protect and assist those dealing with the agent or delegate as the Trustee thinks fit;

     (c) appoint, remove or vary the appointment of the Approved Actuary, the Approved Auditor and any accountants, solicitors, barristers, investment bankers, technical or other experts and qualified advisers to:

          (i)   provide advice;

          (ii) do anything required or permissible by this Deed, including the receipt and payment of money and the execution of any document by the Trustee; and

          (iii) transact any business,

          in connection with the Compensation Funds (including all Compensation Funds monies, whether forming part of the Income of the Compensation Funds or the Charitable Fund Property or the Discretionary Fund Property) or the Charitable Purpose, subject always to the obligations of the Trustee under the Final Funding Agreement;

     (d) appoint an attorney to execute any document on any terms the Trustee thinks fit;

     (e) employ any person in connection with anything required to be done under this Deed and to decide the remuneration (including expenses and superannuation) to be paid to that person provided that, subject to clause 5.6(f), no payment is made to any director of the Trustee other than the payment of:

          (i) out of pocket expenses incurred by the director in the performance of any duty as a director of the Trustee subject to the amount payable not exceeding any amount previously approved by the board of directors of the Trustee;

          (ii) any service rendered to the Trustee by the director in a professional or technical capacity (and not in his or her capacity as a director) where the provision of the service has been previously approved by the board of directors of the Trustee and the remuneration for the service does not exceed an amount which is proper remuneration for the service;

          (iii) any salary or wage due to the director as an employee of the Trustee where the terms of employment have been previously approved by the board of directors of the Trustee and the salary or wage does not exceed an amount which is proper remuneration;

          (iv) an insurance premium in respect of a contract insuring an officer to which section 212 of the Corporations Act refers or the provision of a financial benefit (by way of indemnity) to a director to which section 212 of the Corporations Act refers;

     (f) in addition to the payments to directors of the Trustee permitted under clause 5.6(e), pay such amount as director's fees as it considers appropriate to any director of the Trustee not being an employee of the NSW Government or an employee of any member of the JHINV Group; and

     (g) direct any director or officer of a Liable Entity to act in any manner or do any act as described in this Deed.

5.7  POWERS UNDER TRANSACTION LEGISLATION

     In addition to any Powers conferred on the Trustee under this Deed and at law, the Trustee may exercise each and any power conferred on it by the Transaction Legislation or by any other Act or Regulation made under any Act of the State of New South Wales.

5.8  LIMITATIONS ON POWERS OF THE TRUSTEE

     (a) Notwithstanding any other provision of this Deed, the Trustee has no power to and must not pay or discharge or purport to pay or discharge any liability of a Liable Entity which a Liable Entity is not authorised to pay or discharge by the Final Funding Agreement, a Related Agreement or the Transaction Legislation.

     (b) Notwithstanding any other provision of this Deed, prior to the Commencement Date the Trustee may not exercise any of its powers under this Deed or at law except to the extent that such exercise is necessary or reasonably incidental to:

          (i)   establish the Compensation Funds Account;

          (ii) manage any application to the Australian Taxation Office concerning the status of the Fund for income tax purposes; or

          (iii) other matters or tasks which are purely administrative in nature and preparatory to the discharge by the Trustee of its substantive rights, powers and responsibilities under this Deed, the Final Funding Agreement and the Transaction Legislation.

5.9  EXERCISE OF DISCRETION

     The Trustee may in its absolute discretion decide how and when to exercise its Powers.

5.10 COMPLIANCE WITH THE FINAL FUNDING AGREEMENT

     (a) The Trustee must at all times comply fully with the obligations imposed on the Trustee by the Final Funding Agreement.

     (b) In the event of any inconsistency between the Final Funding Agreement and this Deed, the terms of the Final Funding Agreement prevail to the extent of the inconsistency but otherwise this Deed shall have effect.

5.11 TRUSTEE'S STANDARD OF DUTY

     The Trustee must exercise the same degree of care, skill and diligence as a reasonable and prudent person would exercise if it was the Trustee of the Compensation Funds.

5.12 RELIANCE ON ADVICE

     The Trustee may take and may act upon:

     (a)  the advice of the Approved Actuary;

     (b) the opinion or advice of counsel or solicitors, whether or not instructed by the Trustee, in relation to the interpretation of this Deed or any other document (whether statutory or otherwise) or generally in connection with the Compensation Funds;

     (c) advice, opinions, statements or information from any bankers, accountants, auditors, valuers and other persons consulted by the Trustee who are in each case believed by the Trustee in good faith to be expert in relation to the matters upon which they are consulted; and

     (d) any other document provided to the Trustee in connection with the Compensation Funds upon which it is reasonable for the Trustee to rely,

     and the Trustee will not be liable for anything done, suffered or omitted by it in good faith in reasonable reliance upon such opinion, advice, statement, information or document, unless otherwise known to be false or incomplete.

5.13 REMUNERATION

     (a) Subject to paragraphs (b) and (c), no remuneration or other benefit in money or money's worth will be paid or transferred, directly or indirectly, to the Trustee or to any member or officer of the Trustee in respect of his or her duties or conduct as such.

     (b)  The Trustee may pay out of the Charitable Fund Property:

          (i) reasonable remuneration to any member, officer, employee or agent of the Trustee for services actually rendered to the Trustee acting in accordance with this Deed in connection with the Charitable Fund;

          (ii) payment or reimbursement for out of pocket expenses reasonably incurred by any member, officer, employee or agent of the Trustee in carrying out the Trustee's functions under this Deed in connection with the Charitable Fund; and

          (iii) fees and disbursements to any solicitor, accountant or other advisor or the Trustee in connection with the Charitable Fund.

     (c)  The Trustee may pay out of the Discretionary Fund Property:

          (i) reasonable remuneration to any member, officer, employee or agent of the Trustee for services actually rendered to the Trustee acting in accordance with this Deed (and whether in connection with the Charitable Fund or the Discretionary Fund);

          (ii) payment or reimbursement for out of pocket expenses reasonably incurred by any member, officer, employee or agent of the Trustee in carrying out the Trustee's functions under this Deed (and whether in connection with the Charitable Fund or the Discretionary Fund); and

          (iii) fees and disbursements to any solicitor, accountant or other advisor or the Trustee (whether incurred in connection with the Charitable Fund or the Discretionary Fund).

6.   LIABILITY

     The Trustee shall not be liable for:

     (a)  a loss to the Compensation Fund Property;

     (b)  any action taken or omitted to be taken by it under this Deed,

     except in the case of wilful default, fraud or negligence of the Trustee.

7.   INDEMNITY AND INSURANCE

7.1  INDEMNITY

     The Trustee and the officers, employees, agents and attorneys of the Trustee (each an INDEMNIFIED PERSON) shall be indemnified out of the relevant Compensation Fund's Property for:

     (a) all costs, charges, liabilities and expenses (including legal costs and expenses) incurred in the performance or exercise or attempted performance or exercise of any duty or Power; and

     (b) any action brought against any of them concerning this Deed, the relevant Compensation Fund's Property or the neglect or default of any solicitor, banker, accountant or other agent employed in good faith by the Trustee, except to the extent any of the above arise or are incurred as a result of the wilful default, fraud or negligence of the Indemnified Party.

7.2  INDEMNITY FOR EXERCISE OF VOTING RIGHTS

     Except as otherwise provided by law:

     (a) the Trustee or its Appointee is not liable or responsible to any Person for the management of any company or body or for any vote or action taken or consent given by the Trustee or its Appointee in person or by proxy or power of attorney.

     (b)  neither the Trustee nor the holder of any proxy or power of attorney:

          (i) incurs any liability or responsibility by reason of any error of law or mistake of fact or any matter or thing done or omitted or approval voted or given or withheld by the Trustee or its Appointee or by the holder of a proxy or power of attorney under this Deed; and

          (ii) is under any obligation to anyone with respect to any action taken or caused to be taken or omitted by the Trustee or its Appointee or by any holder of a proxy or power of attorney.

7.3  MAINTAIN INSURANCE

     (a) The Trustee must use its best endeavours to effect and maintain a contract of insurance with an established and reputable insurer, which insures the Trustee and the officers and employees of the Trustee (each an INSURED PERSON) against all liabilities incurred by them whilst acting in that capacity, provided that the liability does not arise out of conduct involving a wilful breach of duty to the Trustee. The Trustee shall be entitled to pay for the premium on such contracts out of Compensation Fund Property.

     (b) Unless the Trustee agrees otherwise, the. contract of insurance referred to in clause 7.3(a) must contain a provision waiving all rights of subrogation or action against each Insured Person.

     (c) The exercise of the Trustee's discretion under clause 7.3(b) only arises if the Trustee receives a written request (either as a standing request or from time to time) from an Insured Person and if and to the extent that the Insured Person does not otherwise have the benefit of a contract of insurance on the same terms as set out in that clause.

     (d) The Trustee may satisfy its obligations under clause 7.3(a) by paying the premium attributed to the Insured Persons by a broker under a global contract of insurance that includes coverage for the Insured Persons and the officers of companies in the JHINV Group.

7.4  NOT RENDER VOID

     The Trustee must use its best endeavours to ensure that it does not do anything which will render void any contract of insurance effected under clause 7.3.

8.   APPOINTMENT OF NEW TRUSTEE

8.1  CONDITION PRECEDENT TO APPOINTMENT

     No appointment or purported appointment of a new Trustee of either the Charitable Fund or the Discretionary Fund will take effect unless the new Trustee is appointed to both funds, and unless and until the new trustee to be appointed has been approved in writing by the NSW Government and JHINV (each acting reasonably) and a Deed of Accession has been duly executed by the proposed new Trustee and each other party thereto and delivered to JHINV and the NSW Government.

8.2  TRUSTEE ACT, RELIANCE AND NOTICES

     (a) Subject to the following paragraphs, the provisions of Part 2 Division 1 of the Trustee Act apply:

          (i) if for the purposes of section 6(4)(b) of the Trustee Act, the last surviving or continuing Trustee is a corporation in liquidation then any relevant appointment may be made by the liquidator of that corporation; and

          (ii) notwithstanding section 8(1) of the Trustee Act, a sole Trustee may only retire if at least one new Trustee is appointed in place of that sole Trustee.

     (b) Upon the retirement, removal or appointment of the Trustee, the new Trustee must endorse a note on this Deed recording the retirement, removal or appointment and any Person acting on this Deed or with notice of its terms shall be entitled to rely on its terms (as amended) as evidence of the identity of the Trustee or the Trustees at that time.

8.3  ACCEPTANCE OF ACCOUNTS AND DISCHARGE

     (a) Any new Trustee may accept the accounts given and the property delivered to it by a continuing or ceasing Trustee without having to enquire as to the assets of the Fund.

     (b) Subject to clause 8.3(d), any ceasing Trustee may be given a full discharge by the new Trustee and the discharge will release the ceasing Trustee from all obligations in relation to all or any part of the Compensation Fund Property.

     (c)  Any discharge given under clause (b) will bind all persons who:

          (i) have or might take any interest in all or any part of the Compensation Fund Property; or

          (ii) who have or might have a right to have the Compensation Fund Property properly administered in accordance under this Deed.

     (d) Despite anything in clause 8.3(b), a ceasing Trustee shall not be released by any discharge given under clause 8.3(b) if:

          (i) that discharge arises from any acts or omissions of the ceasing Trustee having been concealed by the Trustee fraudulently, dishonestly or in bad faith; or

          (ii) the discharge relates to any loss to the Compensation Funds, for which the Discretionary Fund or the Charitable Fund (as the case may be) has not been properly compensated, which arose as a consequence of the wilful default, fraud or negligence of the ceasing Trustee.

9.   THIRD PARTIES

     No person (including the Registrar General or any other government agency) dealing in good faith with the Trustee (including as vendor, purchaser or mortgagor) is bound to enquire:

     (a)  as to the authority or purpose of the Trustee;

     (b)  as to the application of money received by the Trustee;

     (c)  whether the dealing is necessary or proper; or

     (d)  in any other way as to the proprietary or regularity of the dealing.

10.  FAILURE OF THE TRUSTEE AND TERMINATION OF THE COMPENSATION FUNDS

     (a) The Trustee may only terminate the Compensation Funds with the prior written consent of the NSW Government and JHINV.

     (b) If the Charitable Fund is terminated, set aside or fails for any reason, or if the Trustee becomes unable (for any reason including as a consequence of an Insolvency Event) to carry out its functions and comply with its obligations under this Deed, the Final Funding Agreement and the Transaction Legislation, then the Charitable Fund Property must be applied as follows:

          (i) first, in payment of any amounts payable to any creditor of the Trustee in its capacity as trustee of the Charitable Fund; and

          (ii) secondly, the balance must be dealt with and applied in accordance with clause 4.6 of the Final Funding Agreement.

     (c) If the Discretionary Fund is terminated, set aside or fails for any reason, or if the Trustee becomes unable (for any reason including as a consequence of an Insolvency Event) to carry out its functions and comply with its obligations under this Deed, the Final Funding Agreement and the Transaction Legislation, then the Discretionary Fund Property must be applied as follows:

          (i) first, in payment of any amounts payable to any creditor of the Trustee in its capacity as trustee of the Discretionary Fund; and

          (ii) secondly, the balance must be dealt with and applied in accordance with clause 4.6 of the Final Funding Agreement.

11.  AMENDMENTS

     (a) Subject to this clause, this Deed may from time to time be amended by a deed poll executed by the Trustee.

     (b) Prior to the Commencement Date, any provision of this Deed whatsoever may be amended with the prior written consent of the parties to the Final Funding Agreement.

     (c) Subject to clause 11(b), no amendment of this Deed shall be made if as a result:

          (i)  the Charitable Purpose would be altered in any way;

          (ii) any of clauses 1.1, 2.2(c), 2.3, 2.4(c), 3, 4, 5, 6, 8.1, 9, 10 or 11 would be amended, repealed or otherwise made redundant or ineffective.

12.  FINANCES OF THE COMPENSATION FUNDS

12.1 ACCOUNTS AND APPROVED AUDITOR

     (a) The Trustee must ensure that proper books of account and all other proper books and records are kept for the Compensation Funds and for each of the Liable Entities.

     (b) The Trustee must comply with clause 5.12 of the Final Funding Agreement including by appointing an Approved Auditor to be the auditor of the Compensation Funds and ensuring that the financial affairs of the Compensation Funds and each of the Liable Entities are audited by the Approved Auditor at least once in each calendar year.

     (c) The Trustee must provide the NSW Government and JHINV with each report of the Approved Auditor.

12.2 APPROVED ACTUARY

     The Trustee must appoint and at all times retain an Approved Actuary of the Compensation Funds in accordance with clause 5.15 of the Final Funding Agreement.

12.3 ACCESS TO BOOKS AND RECORDS

     The Trustee must give the NSW Government Auditor full and free access to the books and records of the Compensation Funds in accordance with clause
     5.13 of the Final Funding Agreement.

12.4 GENERAL REPORTING OBLIGATIONS

     (a) Within three months of the end of each Financial Year, the Trustee will prepare and issue to JHINV and the NSW Government a report of the affairs and activities of the Compensation Funds for the reporting period by reference to the budget of the Compensation Funds for the reporting period and its financial and other objectives for that period.

     (b)  Without limiting or affecting the Trustee's obligations under clause
          4.9 or clause 5.3(g), the Trustee must:

          (i) prepare a set of consolidated financial statements for the Charitable Fund (including, for so long as all or a majority of the shares in the Liable Entities are owned or controlled by the Trustee, the Liable Entities) in respect of each Financial Year during the Term, in accordance with requirements applicable under the Corporations Act and in accordance with Australian generally accepted accounting principles (or on such other basis as may be agreed between the parties to the Final Funding Agreement);

          (ii) prepare a set of financial statements for the Discretionary Fund in respect of each Financial Year during the Term, in accordance with requirements applicable under the Corporations Act and in accordance with Australian generally accepted accounting principles (or on such other basis as may be agreed between the parties to the Final Funding Agreement); and

          (iii) engage the Approved Auditor to audit each of those financial statements on a timely basis in respect of each Financial Year and to provide a copy of the relevant audit reports to the parties to the Final Funding Agreement.

13.  ACTION BY THE TRUSTEE

13.1 ACTIONS THROUGH BOARD OF DIRECTORS

     The Trustee will act through its board of directors in accordance with this Deed, the Final Funding Agreement, its Constitution, the Transaction Legislation and the Corporations Act.

13.2 COMPLIANCE WITH TAX EXEMPTION

     The Trustee will comply with any condition to any exemption from Taxation given from time to time in respect of the Compensation Funds or their income, and shall do all things reasonably necessary to maintain and comply with that exemption, provided that nothing in this clause shall permit or authorise the Trustee to fail to act in accordance with the Charitable Purpose, the Final Funding Agreement or the Transaction Legislation.

14.  CERTIFICATES

     A certificate signed by the secretary of the Trustee that a resolution has been passed by the Trustee, is conclusive, evidence as against any person dealing with any of those bodies that the resolution has been duly passed at a properly convened meeting of the relevant body.

15.  GOVERNING LAW

     This Deed is governed by the laws of New South Wales.

16.  NO ENFORCEMENT BY THIRD PARTIES

     For the avoidance of doubt, no person (other than the NSW Attorney-General in respect of the Charitable Fund or a party hereto) may enforce this Deed or the Compensation Funds constituted by this Deed, except as expressly provided in this Deed or in the Transaction Legislation or clause 4.4(a) of the Final Funding Agreement.

EXECUTED and delivered as a Deed in New South Wales.

Each Attorney executing this Deed states that he or she has no notice of revocation or suspension of his power of attorney.

SIGNED SEALED and DELIVERED         )

BY JAMES HARDIE INDUSTRIES N.V.     )
                                    )   Signed by Russell Chenu
                                    )   -------------------------------
                                        Signature of director


Signed by Meredith Hellicar             Russell L. Chenu
-----------------------------------     -------------------------------
Signature of director                   Print Name


Meredith Hellicar
----------------------------------
Print name


SIGNED SEALED and DELIVERED         )

By ASBESTOS INJURIES                )

COMPENSATION FUND LIMITED           )   Signed by Peter Baker
                                    )   -------------------------------
                                        Signature of director


Signed by Joanne Marchione              Peter W. Baker
-----------------------------------     -------------------------------
Signature of director/ secretary        Print Name


Joanne Marchione
-----------------------------------
Print name

                                   SCHEDULE 1

CONSTITUTIONAL PROVISIONS

1.   THE TRUSTEE BOARD

1.1  The management of the Compensation Funds shall vest in the Trustee.

1.2 The Trustee Board shall consist of a minimum of 3 Directors and a maximum of 5 Directors as determined by the Directors.

1.3 Initially there shall be five Directors. JHINV must appoint three of those Directors and the NSW Government must appoint two of those initial Directors.

2.   POWER TO APPOINT DIRECTORS

2.1  Unless paragraph 2.3 applies:

     (a) JHINV shall be entitled to appoint a majority of the Directors from time to time to the Trustee Board and to designate one of those Directors to be Chairman;

     (b) JHINV may, by Notice to the other Parties, nominate a subsidiary for so long as it remains a subsidiary of JHINV, to exercise its rights under this clause 2.1; and

     (c) JHINV shall, or shall procure that the nominated subsidiary shall, promptly give Notice to the Trustee and the NSW Government of any appointment made pursuant to this clause 2.1.

2.2  The NSW Government shall be entitled to appoint the remaining Directors.

2.3 If a Special Default occurs or an Insolvency Event in relation to JHINV occurs and so long as that Special Default or Insolvency Event remains in existence and the NSW Government gives to JHINV a notice that clause 16.3(b) of the Final Funding Agreement is to apply:

     (a) the Trustee Board must be constituted so that a majority of the Directors shall have been appointed by the NSW Government,

     (b) the NSW Government may appoint further Directors so that the foregoing is achieved, and the Chairman (and remove any such appointees); and

     (c) JHINV must procure the resignation of the requisite number of Directors appointed by JHINV (so that the foregoing is achieved).

3.   POWER TO REMOVE AND REPLACE DIRECTORS

Each Appointor may, by Notice in writing to the Trustee, remove and replace, from time to time, the persons appointed by it as a Director or Chairman. Except in cases of emergency, at least 5 Business Days' Notice shall be given to the other parties of any proposed appointment of a Director

4.   QUORUM

The quorum for a Trustee Board meeting is, if JHINV has appointed at least one Director, one Director appointed by JHINV and, if the NSW Government has appointed at least one Director, one Director appointed by the NSW Government provided that:

(a) subject to paragraph (b), if a quorum is not present at a meeting, the meeting shall be reconvened by Notice to a date no less than 24 hours after the date of the original meeting (or such time as is reasonable in cases of emergency) and the quorum for such a reconvened meeting of which all Directors have been given notice in writing shall be at least two Directors; and

(b) if a Special Default occurs or an Insolvency Event in relation to JHINV occurs and so long as the Special Default or Insolvency Event remains in existence, and the NSW Government gives to JHINV a Notice that clause 16.3(b) of the Final Funding Agreement is to apply, the quorum for a meeting of the Board of the Fund will be two Directors appointed by the NSW Government.

5.   VOTING AT TRUSTEE BOARD MEETINGS

(a) Subject to paragraph (c) and except as otherwise specified in this Constitution, at any meeting of the Directors, each Director has one vote.

(b) Subject to paragraph (c), if a Director representative of a party and his or her alternate Director is absent, the remaining Director representatives of that party shall be entitled to jointly exercise the absent Director's vote.

(c) If a Special Default occurs or an Insolvency Event occurs in relation to JHINV occurs, and so long as that Special Default or Insolvency Event remains in existence and the NSW Government gives to JHINV a Notice that clause 16.3(b) of the Final Funding Agreement is to apply, the total number of votes that may be cast at any meeting of the Board of the Trustee by the Directors (including the Chairman) appointed by JHINV or one of its subsidiaries present at the meeting shall be one less than the number of votes that may be cast by the Directors appointed by the NSW Government present at that meeting.

6.   CHAIRMAN AND CHAIRMAN'S VOTE

The Chairman will have a casting vote in addition to a deliberative vote.

7.   INTERESTS OF APPOINTOR

7.1 Subject always to a Director's obligations under the Trust Deed, this Constitution, statute or otherwise at law, a Director may take into account the views of that Director's Appointor and may act on the wishes of that Appointor in performing any of his or her duties or exercising any power, right or discretion as a Director in relation to the Trustee.

7.2 A Director may provide that Director's Appointor with copies of all documents, Board Papers and other material which come into the possession of the Director in that capacity and may disclose to and discuss with the Appointor all information to which the Director becomes privy in that capacity.

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7.3  A Director is not precluded from voting or otherwise acting in his or her capacity as a Director as a result of any conflict of interest arising from the fact that the Director is an employee, consultant or officer of an Appointor, or in the case of a Director appointed by the NSW Government, a public servant.

8.   ADJOURNMENT

Subject always to paragraph 4, if a quorum is not present within 1 hour after the time appointed for a meeting, the meeting will stand adjourned as follows:

(a) if paragraph 4(a) applies, the meeting shall be adjourned to the time specified in paragraph 4(a);

(b) in any other case the same time and place seven days after the meeting or to another day, time and place determined by those Directors present.

9.   ALTERNATE DIRECTORS

Each Director may appoint, by Notice in writing to the Trustee, an alternate to act in his or her place. Except in cases of emergency, at least 5 Business Days' Notice must be given of any proposed appointment of an alternate director pursuant to this clause 9.

10.  INSURANCE AND INDEMNITIES

The Trustee must use best endeavours to take out and maintain Directors and Officers liability insurance with a reputable insurer in respect of each Director and must execute a deed of access and indemnity in favour of each Director.